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Graphic Packaging to Divest Two Mills to an Affiliate of Sun Capital Partners
Marietta, Georgia — July 10, 2008 — Graphic Packaging International, Inc., a subsidiary of Graphic Packaging Holding Company (NYSE:GPK), announced today that it has signed an agreement with an affiliate of Sun Capital Partners, Inc. to sell two coated-recycled board (CRB) mills as required by the U.S. Department of Justice pursuant to the Consent Decree governing the combination of Graphic Packaging International, Inc. and Altivity Packaging, LLC in March 2008. The mills being sold are located in Philadelphia, Pennsylvania and in Wabash, Indiana. The transaction is subject to review by the U.S. Department of Justice and other customary closing conditions.
After the divestitures, Graphic Packaging, a leading manufacturer of paperboard, will have an annual production capacity of approximately 855,000 tons of coated-recycled board and approximately 1.3 million tons of CUK® paperboard.
Mesirow Financial, Inc. served as exclusive financial advisor to Graphic Packaging and Alston & Bird LLP served as outside legal counsel to Graphic Packaging in connection with this transaction.
About Graphic Packaging International, Inc.
Graphic Packaging International, Inc., a subsidiary of Graphic Packaging Holding Company (NYSE:GPK), headquartered in Marietta, Georgia, is a leading provider of paperboard packaging solutions for a wide variety of products to food, beverage and other consumer products companies. The company is one of the largest producers of folding cartons and holds a leading market position in coated-recycled boxboard and specialty bag packaging. The company’s customers include some of the most widely recognized companies in the world. Additional information about Graphic Packaging, its business and its products is available on the company’s web site at www.graphicpkg.com.
About Sun Capital Partners, Inc.
Sun Capital Partners, Inc. is a leading private investment firm focused on leveraged buyouts, equity, debt, and other investments in market-leading companies that can benefit from its in-house operating professionals and experience. Sun Capital affiliates have invested in and managed more than 195 companies worldwide with combined sales in excess of $40.0 billion since Sun Capital’s inception in 1995. Sun Capital has offices in Boca Raton, Los Angeles, and New York as well as affiliates with offices in London, Paris, Frankfurt, Tokyo and Shenzhen. For more information, please visit www.SunCapPart.com.
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